FORM OF NON-COMPETITION AGREEMENT

                  THIS NON-COMPETITION AGREEMENT (this "Agreement"), dated as of October 24, 1997, among Magellan Health Services, Inc., a Delaware corporation (the "Parent"), Merit Behavioral Care Corporation, a Delaware corporation (the "Company"), and ___________ (the "Shareholder"),

                                               W I T N E S S E T H:

                  WHEREAS, the Parent and the Company are parties to that certain Agreement and Plan of Merger dated October 24, 1997 (the "Merger Agreement") pursuant to which the Parent, by virtue of the merger contemplated thereby, will acquire from the shareholders of the Company all of the issued and outstanding shares of capital stock of the Company (the "Shares") upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in order to induce the Parent to consummate the transactions contemplated by the Merger Agreement, the Shareholder has agreed to enter into this Agreement for and in favor of the Parent and the Company;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                  SECTION 1.        DEFINITIONS.

                  Section 1.1 Definitions. Unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

(a) "Affiliate" shall have the meaning set forth in the Merger Agreement.

(b) "Agreement" shall have the meaning set forth in the introductory paragraph hereto.

(c) "Behavioral Health Services" shall mean integrated and managed behavioral health care services or providing behavioral health care services, including integrated and managed mental health programs and substance abuse programs, employee assistance programs, and utilization management, care management and network management concerning behavioral health care services.

(d) "Business" shall mean the business of providing or administering (or owning, operating, administering or managing a company or facility which provides or administers) Behavioral Health Services, as conducted by the Company and the Company Subsidiaries, for and on behalf of a health care plan (including self-insured plans) for a fee (or any other financial benefit).

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(e) "Closing" shall have the meaning set forth in the Merger Agreement.

(f) "Closing Date" shall have the meaning set forth in the Merger Agreement.

(g) "Code" shall have the meaning set forth in the Merger Agreement.

(h) "Company" shall have the meaning set forth in the introductory paragraph hereto.

(i)  "Company  Subsidiary"  shall  have the  meaning  set  forth  in the  Merger
Agreement.

(j) "Confidential Information" shall mean information that is not generally known to the public and that is used, developed or obtained by the Company or Company Subsidiaries in connection with its business, including but not limed to
(i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases,
(vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Shareholder proposes to disclose or use such information.

(k) "Parent" shall have the meaning set forth in the introductory paragraph hereto.

(l) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

(m) "Shareholder" shall have the meaning set forth in the introductory paragraph hereto.

(n) "Territory" shall mean the United States of America, its territories and possessions (including, without limitation, Puerto Rico).

                  Section 1.2 Principles of Construction. Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever used in this Agreement, the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to articles and sections of, and schedules to this Agreement. All pronouns used herein shall be deemed to refer to the masculine, feminine or

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neuter gender as the context requires.  Unless the context  otherwise  requires, the term "party" when used in this agreement means a party to this agreement, and references to a party or other Person shall be deemed to include successors and permitted assigns of such party. All references herein to any agreement or document shall be deemed to include such agreement or document (unless specific reference is made to that agreement or document as in effect on a specific date), as the same may be amended, supplemented or otherwise modified from time to time. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in
any  way   against   or  in  favor  of  any  party   hereto  by  reason  of  the
responsibilities in connection with the preparation of this Agreement.

                  SECTION 2.        COVENANTS; CONSIDERATION.

                  Section 2.1       Covenant Not to Compete.

                  (a) The Shareholder covenants and agrees that, for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, without the written consent of the Parent, the Shareholder shall not, directly or indirectly, engage in or have any interest in any Person that is engaged in (whether as an owner, proprietor, shareholder, partner, joint venturer, investor, operator, manager, officer, director, employee, contractor, consultant, licensor of technology, agent, broker, lender, guarantor, advisor or otherwise) the Business anywhere in the Territory.

                  (b) Notwithstanding anything to the contrary set forth herein, the restrictions set forth in this Section 2.1 shall not apply to the ownership by the Shareholder of an aggregate of not more than 5% of the outstanding capital stock of any public corporation that provides Behavioral Health Services.

                  Section 2.2 Non-Solicitation of Customers. The Shareholder covenants and agrees that, except as required in the performance of his duties to the Company or any Affiliate of the Company, for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, without the written consent of the Parent, it will refrain from, directly or indirectly, soliciting or accepting, or attempting to solicit or provide, itself or by assisting others, any business from any of the Company's of Company Subsidiary's customers, including actively sought prospective customers, for purposes of providing products or services that are competitive with those provided by the Company or any Company Subsidiary. In addition, the Shareholder covenants and agrees that, for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, that it will not advise any customer or prospective customer of the Company or any Company Subsidiary to stop doing business, either in whole or in part with the Company or any Company Subsidiary.

                  Section 2.3 Non-Solicitation of Contractors and Employees. The Shareholder agrees for a period commencing on the Closing Date and ending on the third anniversary of the

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Closing  Date,  not,  directly  or  indirectly,  for itself or in the service of another, to make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant or independent contractor with any Person who is at the time of such solicitation an employee of the Company or any Company Subsidiary, without the written consent of the Parent.

                  Section 2.4 Restriction on Use and Disclosure. For a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Shareholder will not disclose or use at any time any Confidential Information of which the Shareholder is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Shareholder's performance of duties, if any, assigned to the Shareholder by the Parent or the Company, or such Confidential Information becomes public other than through action of the Shareholder or is compelled by legal process. The Shareholder hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies which the Parent or the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets and other confidential proprietary data, and the enforcement by the Parent or the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement.

                  Section 2.5  Consideration; Cancellation of Prior Agreements.

                  (a) The Shareholder acknowledges and agrees that the covenants set forth in this Agreement are ancillary to the sale of the Shareholder's shares of stock in the Company pursuant to the Merger Agreement. As additional consideration for the covenants and agreements of the Shareholder set forth in this Agreement, the Company agrees to pay the Shareholder the aggregate amount of $________ payable in two (2) equal installments of $_________ each as follows: the first installment shall be due and payable on the Closing Date and the second installment shall be due and payable on the first anniversary of the Closing Date. The amounts payable to the Shareholder pursuant to this Section
2.5(a) shall be subject to all applicable withholding obligations for federal, state and local taxes.

                  (b) The Shareholder acknowledges and agrees that the payment described in Section 2.5(a) shall be in full satisfaction and in lieu of (i) the payment to which the Shareholder otherwise would be entitled pursuant to any and all severance agreements between the Shareholder and the Company or any Affiliate of the Company, including without limitation, pursuant to Section 2 of that certain Severance Agreement dated October 6, 1995 to which the Shareholder and Medco Behavioral Care Corporation are parties (the "Severance Agreement"), and (ii) any other payment in the nature of severance from the Company or an Affiliate of the Company under any employment, consulting or other agreement or otherwise including, without, limitation, under Section 2(y) of the Severance Agreement. The Shareholder acknowledges and agrees that any and all severance and/or consulting agreements between the Shareholder and the Company or any Affiliate of the Company

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shall  terminate  and be of no further  force or effect as of the Closing  Date.
Nothing set forth in this Section shall apply to or affect that certain Amended and Restated Employment Agreement (the "Employment Agreement") dated August 17, 1992 between American Biodyne, Inc. ("ABI") and the Shareholder which shall continue in full force and effect in accordance with its terms except as modified by that certain letter dated October 24, 1997 pursuant to which the Shareholder notified ABI of his election to change his status to that of Chairman Emeritus and except that Section 4.4 of the Employment Agreement shall be of no further force or effect.

                  (c) The payment of the consideration set forth in this Agreement shall be contingent upon and subject to the receipt of the approval of the shareholders of the Company pursuant to the provisions of Section 280G(b)(5) of the Code.

                  (d) The Shareholder shall be eligible for health care coverage with the health care plan of the Company, as the same may be amended from time to time, at no cost to the Shareholder, which coverage shall be continued for the period commencing on the later of (i) the Closing Date or (ii) the date the Shareholder's eligibility for such coverage under the Company's health care plan otherwise lapses and the date the Shareholder attains age sixty-five (65); provided, that eligibility for health care coverage shall cease in the event the Shareholder becomes eligible for health care coverage under either an individual health care policy or a group health plan.

                  (e) The Parent and the Shareholder covenant and agree to enter into a consulting agreement for a term of three (3) years commencing on the Closing Date; upon the mutual consent of the Parent and the Shareholder, the term of the agreement may be extended for a two (2) year renewal period after the expiration of the initial term. The terms and conditions of the
Shareholder's consulting responsibilities shall be negotiated between the parties and set forth in the consulting agreement. The Shareholder shall be entitled under the consulting agreement to an annual consulting fee of $______, which shall be payable under terms and conditions set forth in the consulting agreement.

                  Section 2.6       Shareholder's Acknowledgments.

                  (a) The Shareholder acknowledges and agrees that it has received adequate consideration for the execution, delivery and performance of this Agreement. The Shareholder acknowledges and agrees further that the execution and delivery of this Agreement is a mandatory condition to the Parent entering into the Merger Agreement, without which the Parent would not enter into the Merger Agreement.

                  (b) The Shareholder acknowledges and agrees that the restrictions set forth in this Agreement, including the scope of the restrictions in time, geography and activities in this Agreement is reasonable and necessary to protect the legitimate business interests of the Parent including the goodwill of the Company being acquired by the Parent pursuant to the Merger Agreement and the substantial relationships (as reflected, in part, in the contracts of the Company) with payors and other

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medical  providers and patients that are enuring to the benefit of the Parent as contemplated by the Merger Agreement.

                  SECTION 3. REMEDIES. The Shareholder acknowledges and agrees that the rights of the Parent under this Agreement are of a specialized and unique character, that a monetary remedy for a breach of the agreements set forth in this Agreement will be inadequate and impracticable and that immediate and irreparable damage will result to Parent and the Company if the Shareholder fails to or refuse to perform its obligations under this Agreement. Notwithstanding any election by any Person to claim damages from the Shareholder as a result of any such failure or refusal, the Parent may, in addition to any other remedies and damages available, seek temporary and permanent injunctive relief (without the necessity of proving actual damages and without the posting of a bond or other security) in a court of competent jurisdiction to restrain any such failure or refusal and the Shareholder, for itself and its Affiliates waives any defense that the aggrieved party has an adequate remedy at law. The Shareholder agrees that, in addition to all other remedies available at law or in equity, the Parent shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

                  SECTION 4.        MISCELLANEOUS.

                  Section 4.1 Successors and Assigns; Restrictions on Assignment. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Parent may assign its rights hereunder to any of its Affiliates and any Person succeeding to the business and operations of the Parent or the Company including, without limitation, any Person with which the Parent or the Company may be merged, by which it may be acquired or to which it sells substantially all of its assets or transfers its business. The Parent may assign its rights to damages hereunder to the lender or lenders providing financing to the Parent. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, beneficiaries, estates, executors and personal representatives.

                  Section 4.2 Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                  Section 4.3 Severability; Independence of Covenants. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws. The Shareholder, the Parent and the Company hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable laws. In the event

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that any part of this  Agreement  is declared by any court or other  judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

                  Section 4.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

                           If to the Shareholder:
                           ===============
                           ===============

                           If to the Parent or Company:

                           Magellan Health Services, Inc.
                           3414 Peachtree Road, NE, Suite 1400
                           Atlanta, Georgia  30326
                           Attention: Vice President-Mergers and Acquisitions

                           Copy to:

                           Magellan Health Services, Inc.
                           3414 Peachtree Road, NE, Suite 1400
                           Atlanta, Georgia  30326
                           Attention: General Counsel

                  Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

                  Section 4.5 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

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                  Section 4.6 Entire  Agreement.  This  Agreement  contains  the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous
agreements   and   understandings,   oral  or  written,   with  regard  to  such
transactions.

                  Section 4.7 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  Section 4.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

                  Section 4.9 Counterparts. This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which will constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart. Any counterpart of this Agreement which has attached to it separate signature pages, which taken together contain the signature of all parties hereto, shall for all purposes be deemed a fully executed original.

                  Section 4.10 Effectiveness; Termination. This Agreement shall become effective as of the Closing Date. If the Merger Agreement is terminated prior to the Closing Date, this Agreement shall be null and void and without any legal effect.


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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Agreement to be executed either in an individual capacity or by their respective officers thereunto duly authorized, as the case may be, as of the date first above written.

                                      SHAREHOLDER:



                                      ---------------------------------------


                                      PARENT:

                                      MAGELLAN HEALTH SERVICES, INC.



                                      By:
                                      Name:
                                      Title:

                                      COMPANY:

                                      MERIT BEHAVIORAL CARE CORPORATION


                                      By:
                                      Name:
                                      Title:



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